Exhibit 10-F-3

Third Amendment to
Ford Motor Company
Restricted Stock Plan for Non-Employee Directors
(Effective as of December 31, 2008)

A new Article 19 is added to the Plan to read as follows:

CODE SECTION 409A

19.           With respect to shares of Restricted Stock granted pursuant to the Plan that will have restrictions expire on or after January 1, 2005, such shares of Restricted Stock are designed and intended to meet the requirements of Section 1.409A-1(b)(5) of the U.S. Treasury Department Regulations so that no such shares of Restricted Stock are determined to provide, or are treated as providing, for the deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended ("Code") such that the shares of Restricted Stock become subject to the general provisions of Code Section 409A, or the regulations issued thereunder.  To the extent any such shares of Restricted Stock ultimately are determined or treated as providing for the deferral of compensation under Code Section 409A, the Company reserves the right to take such action, on a uniform and consistent basis, as the Company deems necessary or desirable to ensure compliance with Code Section 409A, and the regulations thereunder, or to achieve the goals of the Plan without having adverse tax consequences under this Plan for any Participant or beneficiary.